EXHIBIT 99.1

DRAFT

American Eagle Outfitters Reports Second Quarter Results

Pittsburgh - August 27, 2009 -- American Eagle Outfitters, Inc. (NYSE: AEO) today announced that earnings for the second quarter ended August 1, 2009 were $0.14 per diluted share, which includes a tax benefit of $0.02 per diluted share. In addition, second quarter EPS includes a $0.02 non-cash, non-operating foreign currency loss. This is related to holding U.S. dollars in Canada in anticipation of repatriation, which occurred on August 18, 2009. Second quarter EPS compares to $0.29 per diluted share for the same period last year. In the third quarter, the company expects a tax benefit of approximately $0.05 per share related to the repatriation.

"Although business remained challenging during the second quarter, we are making clear progress on key AE brand initiatives. Most notably, our redesigned denim collection is receiving an extremely favorable response from customers, and posting positive results. Additionally, the women's assortment has continued to gain traction through the back-to-school season," said Jim O'Donnell, chief executive officer. "As we look ahead to the holiday season and beyond, I hope to see steady improvements throughout our entire business, across each brand. We continue a relentless focus on strengthening our organization with talent and streamlined processes, as well as our connection to customers. In parallel, operational efficiency and financial discipline remain the governing principles of our business."

Second Quarter Results

Total sales for the quarter ended August 1, 2009 decreased 5% to $657.6 million, compared to $688.8 million for the quarter ended August 2, 2008. Comparable store sales decreased 10% for the quarter, compared to a 9% decrease last year.

Gross profit for the second quarter was $248.8 million, or 37.8% as a rate to sales, compared to $289.4 million, or 42.0% as a rate to sales last year. The merchandise margin declined by 190 basis points, primarily due to higher markdowns and promotional costs compared to the second quarter last year. As a rate to sales, buying, occupancy and warehousing costs increased by 230 basis points due to the de-leveraging of rent related to new stores and the decline in second quarter comparable store sales.

Selling, general and administrative expense of $167.2 million decreased slightly from $167.9 million last year. Cost control initiatives remain a priority and have resulted in savings in the areas of advertising, travel and services purchased. As a rate to sales, SG&A increased to 25.4% from 24.4% last year, due in part to negative comparable store sales as well as new store growth.

Operating income for the quarter was $46.3 million, compared to $89.4 million last year. The operating margin was 7.0% compared to 13.0% last year.

Other expense of $4.1 million compared to other income of $4.0 million last year. Other expense included a non-cash, non-operating foreign currency loss related to holding U.S. dollars in Canada in anticipation of repatriation.  The decline in other income/expense was also the result of a significantly lower rate of return on investments.

Net income was $28.6 million compared to $59.8 million in the second quarter of last year.

AEO Direct

AEO Direct, which includes ae.com, aerie.com, martinandosa.com, and 77kids.com, is an important area of growth and profitability. In the second quarter, sales increased 17%, driven primarily by increased traffic.

Real Estate

In the second quarter, the company opened two AE stores, closed one store and completed the renovation of five stores. The company also opened three aerie stores during the quarter. For the year, the company is planning approximately eight new and 25 remodeled AE stores, and 21 new aerie stores for total square footage growth of 3%.

Capital Expenditures

Capital expenditures were $38 million compared to $84 million in the second quarter of last year. The company expects 2009 capital expenditures to be in the range of $110 to $135 million. Of this amount, approximately one half relates to new and remodeled stores, including a flagship store in Times Square. The remaining half relates to the completion of the current distribution center and headquarters projects, as well as information technology initiatives.

Inventory

Total merchandise inventories at the end of the second quarter were $353 million, compared to $341 million last year, a 3% increase. The increase was the result of new stores and the growth in AEO Direct. Excluding the direct business, on a cost per foot basis, inventory decreased 5%. Looking ahead, for the AE brand, third quarter average weekly inventory on a cost per foot basis is planned down in the high single-digits. aerie inventory is planned to increase due to expanded category offerings, which is critical to the growth of this brand. Consolidated third quarter total average weekly inventory is planned down in the low single-digits on a cost per foot basis.

Cash and Cash Equivalents, Short-term and Long-term Investments

During the quarter, the company generated strong net cash flow, including positive cash from operations, as well as auction rate security redemptions at par totaling $38 million. The company ended the second quarter with total cash and cash equivalents, short-term and long-term investments of $728 million. This included $228 million of investments in auction rate securities, net of impairment.

Third Quarter 2009 Guidance

Based on management's current view of sales trends, the company expects third quarter earnings to be in a range of $0.22 to $0.25 per share, compared to earnings of $0.30 per share last year. This guidance includes a tax benefit of approximately $0.05 per share associated with the repatriation of earnings from Canada. The guidance excludes the possibility of additional impairments or losses related to investment securities.

Conference Call Information

At 9:00 a.m. Eastern Time on August 27, 2009 the company's management team will host a conference call to review the financial results. To listen to the call, please dial (877) 407-0789 or internationally dial (201) 689-8562. The conference call will be simultaneously broadcast over the Internet at www.ae.com. A replay will be available beginning August 27, 2009 at 12:00 p.m. Eastern Time. To listen to the replay, dial (877) 660-6853, or internationally dial (201) 612-7415, reference account 3055 and confirmation code 322154. An audio replay of the conference call will also be available at www.ae.com.

About American Eagle Outfitters, Inc.

American Eagle Outfitters, Inc., through its subsidiaries, ("AEO, Inc.") offers high-quality, on-trend clothing, accessories and personal care products at affordable prices. The American Eagle Outfitters brand targets 15 to 25 year old girls and guys, with 954 stores in the U.S. and Canada and online at www.ae.com. aerie by american eagle offers Dormwear and intimates collections for the AE girl, with 133 standalone stores in the U.S. and Canada and online at www.aerie.com. MARTIN + OSA provides clothing and accessories in the tradition of hip, classic American style for 28 to 40 year old men and women at its 28 stores and online at www.martinandosa.com. The latest brand, 77kids by american eagle, is available online only at www.77kids.com. 77kids offers "kid cool," durable clothing and accessories for kids ages two to 10. AE.COM, the online home of the brands of AEO, Inc. ships to more than 60 countries worldwide.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements, which represent our expectations or beliefs concerning future events, specifically regarding third quarter sales and earnings. All forward-looking statements made by the company involve material risks and uncertainties and are subject to change based on factors beyond the company's control. Such factors include, but are not limited to the risk that the Company's third quarter sales and earnings expectations may not be achieved and the risks described in the Risk Factor Section of the company's Form 10-K and Form 10-Q filed with the Securities and Exchange Commission. Accordingly, the company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. The company does not undertake to publicly update or revise its forward-looking statements even if future changes make it clear that projected results expressed or implied will not be realized.
AMERICAN EAGLE OUTFITTERS, INC.
CONSOLIDATED BALANCE SHEETS (dollars in thousands)

Assets	August 1, 2009 (unaudited)	January 31, 2009	August 2, 2008 (unaudited)
Cash and cash equivalents	$500,263	$473,342	$353,390
Short-term investments	2,525	10,511	26,936
Merchandise inventory	352,819	294,928	341,463
Accounts and note receivable	40,799	41,471	26,697
Prepaid expenses and other	62,432	59,660	64,009
Deferred income taxes	45,605	45,447	46,839
Total current assets	1,004,443	925,359	859,334
Property and equipment, net	745,086	740,240	718,639
Goodwill, net	11,181	10,706	11,370
Long-term investments	225,559	251,007	308,699
Non-current deferred income taxes	1,981	15,001	27,338
Other assets, net	22,064	21,363	19,944
Total Assets	$2,010,314	$1,963,676	$1,945,324

Liabilities and Stockholders' Equity
Accounts payable	$151,978	$152,068	$145,507
Notes payable	75,000	75,000	75,000
Accrued compensation and payroll taxes	29,970	29,417	27,157
Accrued rent	66,637	64,695	62,970
Accrued income and other taxes	16,093	6,259	12,159
Unredeemed gift cards and gift certificates	20,920	42,299	29,771
Current portion of deferred lease credits	17,639	13,726	13,988
Other current liabilities	18,845	18,299	19,163
Total current liabilities	397,082	401,763	385,715
Deferred lease credits	98,067	88,314	81,598
Non-current accrued income taxes	25,036	39,898	43,875
Other non-current liabilities	20,272	24,670	28,819
Total non-current liabilities	143,375	152,882	154,292
Commitments and contingencies	-	-	-
Preferred stock	-	-	-
Common stock	2,486	2,485	2,485
Contributed capital	526,487	513,574	506,104
Accumulated other comprehensive income (loss)	15,567	(14,389)	26,111
Retained earnings	1,692,990	1,694,161	1,663,156
Treasury stock	(767,673)	(786,800)	(792,539)
Total stockholders' equity	1,469,857	1,409,031	1,405,317
Total Liabilities and Stockholders' Equity	$2,010,314	$1,963,676	$1,945,324
Current ratio	2.53	2.30	2.23

AMERICAN EAGLE OUTFITTERS, INC. CONSOLIDATED STATEMENTS OF OPERATIONS (dollars and shares in thousands, except per share amounts)
(unaudited)
	13 Weeks Ended
	August 1, 2009	% of sales	August 2, 2008	% of sales
Net sales	$657,596	100.0%	$688,815	100.0%
Cost of sales, including certain buying, occupancy and warehousing expenses
	408,763	62.2%	399,431	58.0%
Gross profit	248,833	37.8%	289,384	42.0%
Selling, general and administrative expenses	167,715	25.4%	167,898	24.4%
Depreciation and amortization	35,341	5.4%	32,059	4.6%
Operating income	46,317	7.0%	89,427	13.0%
Other (expense) income, net	(4,147)	(0.6%)	3,975	0.6%
Income before income taxes	42,170	6.4%	93,402	13.6%
Provision for income taxes	13,598	2.1%	33,571	4.9%
Net income	$28,572	4.3%	$59,831	8.7%

Net income per basic common share	$0.14		$0.29
Net income per diluted common share	$0.14		$0.29

Weighted average common shares outstanding - basic	206,010		204,929
Weighted average common shares outstanding - diluted	209,015		207,504

	26 Weeks Ended
	August 1, 2009	% of sales	August 2, 2008	% of sales
Net sales	$1,269,582	100.0%	$1,329,117	100.0%
Cost of sales, including certain buying, occupancy and warehousing expenses
	799,824	63.0%	776,065	58.4%
Gross profit	469,758	37.0%	553,052	41.6%
Selling, general and administrative expenses	325,867	25.7%	337,537	25.4%
Depreciation and amortization	70,235	5.5%	61,609	4.6%
Operating income	73,656	5.8%	153,906	11.6%
Other (expense) income, net	(6,455)	(0.5%)	10,433	0.8%
Income before income taxes	67,201	5.3%	164,339	12.4%
Provision for income taxes	16,662	1.3%	60,613	4.6%
Net income	$50,539	4.0%	$103,726	7.8%

Net income per basic common share	$0.25		$0.51
Net income per diluted common share	$0.24		$0.50

Weighted average common shares outstanding - basic	205,742		204,962
Weighted average common shares outstanding - diluted	207,974		207,890

Total gross square footage at end of period:	6,430,960		6,092,855
Store count at end of period:	1,114		1,054

AMERICAN EAGLE OUTFITTERS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS (Dollars in thousands)
(unaudited)
	For the 26 Weeks Ended
	August 1, 2009	August 2, 2008
Operating activities:
Net income	$50,539	$103,726
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	71,268	62,501
Share-based compensation	9,865	12,909
Provision for deferred income taxes	5,980	(583)
Tax benefit from share-based payments	7,258	241
Excess tax benefit from share-based payments	(1,405)	(279)
Foreign currency transaction loss	5,685	12
Other-than-temporary impairment	225	-
Realized loss on sale of investment securities	2,749	-
Changes in assets and liabilities:
Merchandise inventory	(54,539)	(55,671)
Accounts and note receivable	840	5,183
Prepaid expenses and other	(2,174)	(28,593)
Other assets, net	(187)	457
Accounts payable	1,311	(12,050)
Unredeemed gift cards and gift certificates	(21,696)	(24,694)
Deferred lease credits	12,848	11,354
Accrued compensation and payroll taxes	(366)	(22,296)
Accrued income and other taxes	(5,306)	(11,704)
Accrued liabilities	(1,989)	(1,595)
Total adjustments	30,367	(64,808)
Net cash provided by operating activities	$80,906	$38,918
Investing activities:
Capital expenditures	(72,967)	(157,486)
Purchase of investments	-	(49,929)
Sale of investments	49,914	374,937
Other investing activities	(685)	(958)
Net cash (used for) provided by investing activities	$(23,738)	$166,564
Financing activities:
Payments on capital leases	(971)	(798)
Net proceeds from issuance of notes payable	-	75,000
Repurchase of common stock from employees	(195)	(3,409)
Net proceeds from stock options exercised	4,763	1,668
Excess tax benefit from share-based payments	1,405	279
Cash dividends paid	(41,360)	(40,919)
Net cash (used for) provided by financing activities	$(36,358)	$31,821
Effect of exchange rates on cash	6,111	26
Net increase in cash and cash equivalents	$26,921	$237,329
Cash and cash equivalents - beginning of period	473,342	116,061
Cash and cash equivalents - end of period	$500,263	$353,390

CONTACT:      American Eagle Outfitters Inc.
Judy Meehan, 412-432-3300